Exhibit 99.1

Best Buy appoints Anne Bramman as Chief Financial Officer

Bramman, a veteran Fortune 500 executive, brings deep retail, consumer and operational finance expertise to Best Buy

She will join the executive leadership team under Jason Bonfig, who will succeed Corie Barry as CEO on Nov. 1

MINNEAPOLIS, August 3, 2026 — Best Buy Co., Inc. (NYSE: BBY) announced today the appointment of Anne Bramman as executive vice president and chief financial officer, effective Aug. 19.

Bramman joins Best Buy as a seasoned public company executive with more than 30 years of leadership experience across finance, operations, strategy and transformation. In her new role, she will lead Best Buy's global finance organization and help drive the company's strategic priorities in partnership with incoming Chief Executive Officer Jason Bonfig and the rest of the leadership team.

“Anne brings an impressive and unique combination of finance and operations experience that aligns perfectly with Best Buy and where we’re headed,” said Jason Bonfig, incoming CEO. “Her consumer expertise, along with her proven track record of leading teams and creating long-term shareholder value will be instrumental as we take on our next chapter.”

“I’ve long admired Best Buy’s ability to adapt, innovate and stay deeply connected to its customers,” said Bramman. “I’m thrilled to join the company and I look forward to working with Jason and the impressive Best Buy team to help accelerate growth and build an exciting future together.”

Prior to joining Best Buy, Bramman held leadership roles at numerous consumer, technology and industrial organizations. She most recently served as chief financial and growth officer of Circana, a leading consumer analytics company. Prior to Circana, Bramman was CFO of Nordstrom, leading the company's financial strategy, capital allocation and digital transformation efforts. She also served as CFO of Avery Dennison and Carnival Cruise Line and held senior finance leadership roles at L Brands. Today, she serves on the boards of Morningstar and McCormick & Company.

Bramman will report to Bonfig and serve on his executive leadership team as the company continues its CEO transition. Bonfig will succeed current CEO Corie Barry on Nov. 1.

About Best Buy

Best Buy (NYSE: BBY) is the world's largest specialty consumer electronics retailer. Our purpose is to enrich lives through technology by helping customers discover, buy and enjoy products and services that improve their lives. We generated more than $41.6 billion in revenue in fiscal 2026 and operate more than 1,000 stores across North America.